Evergreen VA Masters Fund: Annual Report as of December 31, 2002

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
5	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
11	SCHEDULE OF INVESTMENTS
27	STATEMENT OF ASSETS AND LIABILITIES
28	STATEMENT OF OPERATIONS
29	STATEMENTS OF CHANGES IN NET ASSETS
30	NOTES TO FINANCIAL STATEMENTS
34	INDEPENDENT AUDITORS’ REPORT
35	ADDITIONAL INFORMATION
36	TRUSTEES AND OFFICERS

This annual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

February 2003

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer
Dear Evergreen Shareholder:

We are pleased to provide the annual report for the Evergreen VA Masters Fund, which covers the 12-month period ended December 31, 2002.

Market analysis

The year ended December 31, 2002, was yet another challenging period for investors. Market volatility in the financial markets was attributed to the disappointing fundamentals of a weaker-than-expected recovery and the financial scandals at Enron, WorldCom and Tyco. If these challenges were not enough, investors also had to contend with the uncertain geopolitical situation, with the potential for war and possible terror attacks weighing heavily on everyone’s minds. Many investors chose to reduce their exposure to the equity markets as stocks declined for the third consecutive year, a phenomenon that had not occurred in more than six decades. Bonds were led by the strength in Treasuries, whose traditional safe-haven status attracted throngs of investors. At one point, the yield on 10-year U.S. Treasuries fell below 3.6% despite a $150 billion federal budget deficit. Cash levels also rose with an estimated $6.5 trillion sitting on the sidelines, an amount equivalent to two-thirds of total U.S. gross domestic product (GDP).

As the year began, optimism swirled that the momentum in fourth-quarter GDP would translate into a solid recovery with improved corporate profitability. After all, the economy grew and the equity markets had soared in the wake of the terrorist attacks, and the appearance of stability was welcome by investors across the land. Most believed that the recession was over, the recovery would gain traction, and the financial markets would recover.

But the first disappointment came from Enron. First-quarter GDP was strong and investors were initially optimistic, yet as the story of the scandal spread, dragging down Arthur Andersen and overall confidence in the accounting industry, investor optimism quickly waned. Other issues of corporate malfeasance surfaced and it soon became evident that Enron was not an isolated scandal. These disturbing revelations were compounded by weaker-than-expected earnings for the first quarter and slower-than-projected economic growth during the second quarter.

Of the accounting scandals that emerged during the first half of the year, the knockout punch for the market came with WorldCom’s announcement of a $2.7 billion restatement of earnings at the beginning of the summer. No one believed this to be the final revelation, and leadership in Washington took needed steps to restore investor confidence. President Bush, members of Congress, and the SEC all became involved. Legislation was created in the form of the Sarbanes-Oxley Act of 2002, requiring new procedures for financial reporting and outlining the punishment for corporate criminals. Corporate CEOs and CFOs are

LETTER TO SHAREHOLDERS continued

now required to sign the financial statements submitted to the SEC. Despite such steps, investor confidence lost ground and the markets slid to a new low in July.

By mid-summer, just as investors were regaining hope regarding the integrity of financial reporting, saber rattling with Iraq increased and economic growth weakened. The anniversary of the September 11 attacks rekindled fears of potential terrorism, and third-quarter GDP was well below forecast. Earnings estimates were ratcheted downward yet again, and all eyes turned to Federal Reserve Board chairman Alan Greenspan. The Fed opted to change its policy bias toward easing at the October meeting, but ultimately surprised investors with a larger than expected 50-basis point cut in early November. The success of Republicans in the mid-term elections also appeared to favor investors, and the equity markets, which rallied in anticipation of these two events, finished the year with a positive quarter. Despite bouncing off the October lows, equities finished the year in negative territory. Bonds, however, provided handsome returns, as Treasuries, corporates and municipals all benefited from low inflation and an accommodating Fed. Proper asset allocation once again confirmed that a diversified portfolio provided greater opportunity for the success of long-term investors.

International equity markets also had a difficult year as a lack of meaningful economic growth and slack corporate profitability became a global phenomenon. The European Central Bank (ECB) was caught in a balancing act between supporting its new currency, the euro, and watching a slowdown in pan-European economic activity. While inflation was moderate in the larger continental countries, unemployment remained an issue. Corporate profitability also remained weak and gave no lift to market averages. Asia was again dominated by the ongoing lethargy of the Japanese economy and the inability of the country’s political leadership to implement viable solutions to end their decade-long recession. Emerging markets were mixed as Asian markets (excluding Japan) rebounded, while Latin America was affected by setbacks in Argentina and Brazil.

Looking ahead, we believe the U.S. economy will continue its moderate path of recovery in 2003. We project GDP growth in the range of 3%, supported by mild levels of personal consumption and a gradual improvement in business spending. Manufacturing may continue to inch along in the first half of the year, yet services should build on under-appreciated strength in that sector during 2002. The outlook for inflation remains positive for consumers, yet businesses will once again be challenged by a lack of meaningful pricing power, preventing the traditional surge in corporate earnings common in early-cycle recoveries. Unemployment will likely remain in the 6% range, yet investors need to keep in mind that this is a relatively healthy rate compared to the two most recent economic recoveries, when the jobless rate climbed above 10% in 1983 and approached 8% in 1992.

In our opinion, gradually improving fundamentals, including solid productivity growth, could keep the Fed on the sidelines for at least the first half of 2003. Since January 2001, the Fed has reduced short-term interest rates by more than 80%. We believe this aggressive easing cycle helped prevent many of the extreme consequences of prior recessions, while enabling the economy to muddle through the initial stages of recovery in a very uncertain global environment. Given the mild pace of recovery and the questionable geopolitical situation, we expect monetary policymakers to keep interest rates steady,

LETTER TO SHAREHOLDERS continued

while continuing to increase liquidity to fend off deflation. As clarity improves on the global picture, and demand strengthens domestically, we believe the Fed will begin a gradual tightening policy in the second half of the year.

While the Fed’s position on interest rates may limit gains in the Treasury market, we do not anticipate a bear market for bonds in 2003. The potential for expected stability in rates during the first half of the year may bode well for the mortgage securities market. We believe corporate bonds should continue to generate gains, as historically wide spreads contract. A positive bias in corporate earnings should support this trend. We believe the best total return opportunity for risk-oriented fixed income investors may lie in the high yield market. After not participating in the bond market gains of the past two years, this area appears poised for success given its historical correlation to a strengthening economy and an improving equity market. Spreads relative to Treasuries in this area are wider than historical averages, suggesting potentially attractive upside possibilities.

Moving to equities, we are optimistic about the potential for stocks in 2003. After three years of declines, we believe equities are better positioned for possible growth in the coming year. A steady pace of economic growth could enable companies in the Standard & Poor’s 500 Index to generate operating profit growth in the range of 8% over the next 12 months. Surprisingly, current valuations suggest there is little need to overweight portfolios either by investment style or market capitalization. Consequently, we believe a diversified approach to equities may benefit investors as the markets attempt to balance the improvement of domestic fundamentals in an uncertain world.

Importance of diversification

The volatility we have experienced in the financial markets over the past several months offers many reasons for building and maintaining a diversified portfolio rather than making investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) can also be an effective tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

* A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of December 31, 2002

“As we look ahead to 2003, we are optimistic that stocks may have a better year. The environment for stock investors is generally positive. Interest rates are low and inflation remains under control. . . . As we begin a new fiscal year, we believe we will find opportunity in a variety of sectors and throughout the capitalization range. Diversification among sectors and investment styles continues to offer the best potential for long-term results.”

MANAGEMENT TEAM

Evergreen Team
MFS Team
Marsico Team
Oppenheimer Team

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 1/29/1999	Class 1*	Class 2
Class Inception Date	1/29/1999	7/31/2002

Average Annual Return

1 year	-26.61%	-26.71%

Since portfolio inception	-6.62%	-6.65%

*Effective at the close of business on July 24, 2002, existing shares of the fund were renamed Class 1 shares.

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen VA Masters Fund Class 1 shares,1 versus a similar investment in the Standard and Poor’s 400 MidCap Index (S&P 400), the Standard & Poor’s 500 Index (S&P 500) and the Consumer Price Index (CPI).

The S&P 400 and the S&P 500 are unmanaged market indexes and do not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Class 2 prior to its inception is based on the performance of Class 1, the original class offered. The historical returns have not been adjusted to reflect the effect of the 0.25% 12b-1 fee for Class 2. Class 1 does not pay a 12b-1 fee. If these fees had been reflected, returns for Class 2 would have been lower. The advisor is currently waiving a portion of its advisory fee. Had the fee not been waived, returns would have been lower.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

Smaller capitalization stock investing may offer the potential for greater long-term results; however, it is also generally associated with greater price volatility due to the higher risk of failure.

All data is as of December 31, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class 1 shares had a total return of -26.61% for the 12-month period ended December 31, 2002. During the period, the Standard & Poor’s 500 Index (S&P 500) returned -22.10%, the Standard & Poor’s MidCap 400 Index (S&P 400) returned -14.51%, and the median return of the funds in the Lipper Variable Annuity Multi Cap Core Funds Classification was -22.83%. Lipper is an independent monitor of mutual fund performance.

Because the fund is composed of large cap and mid cap stocks, its performance is compared to two benchmarks, the S&P 500, a measure of large cap stock performance, and the S&P 400, a measure of mid cap stock performance. The fund’s 12-month return reflects the combined performance of the four distinct portfolios that comprise the fund. The four portfolios are independently managed by investment teams from Evergreen Investment Management Company, LLC; Marsico Capital Management, LLC;1 MFS Institutional Advisors, Inc.; and Oppenheimer Funds, Inc.

PORTFOLIO CHARACTERISTICS
(as of 12/31/2002)

Total Net Assets	$21,223,718

Number of Holdings	556

P/E Ratio	16.4x

What was the investment environment like during the period?

The investment environment during the fiscal year was difficult for stock investors, as geopolitical issues, concerns about corporate governance and accounting, and sluggish economic growth created uncertainty in the financial markets. Going into 2002, it seemed that the economy was recovering nicely from recession and first quarter gross domestic product (GDP) was strong. As the period progressed, however, economic data became mixed, and it soon was apparent that the economic recovery would be more subdued than originally anticipated. While there were pockets of strength in the economy -- consumer spending was strong and housing and new car sales were robust -- corporate capital spending was weak and business profits were generally disappointing.

In this market environment, stocks struggled. While there were a number of short-term market rallies, each one was followed by a sharp sell-off. For the year, the general trend of the market was down. Nearly every economic sector was affected by this downward pressure. Growth and value stocks across the capitalization spectrum -- small, mid and large cap -- lost value.

As we look ahead to 2003, we are optimistic that stocks may have a better year. The environment for stock investors is generally positive. Interest rates are low and inflation remains under control. While consumer spending may decline, it is likely that we may see an upturn in capital spending on the part of corporations, which could lead to better earnings. Stock valuations have declined

1As investment advisor to the fund, Evergreen Investment Management Company, LLC regularly monitors the performance of the fund’s three sub-advisors. Based on our due diligence process, effective September 1, 2002, Marsico Capital Management, LLC replaced Putnam Investment Management, LLC as one of the three sub-advisors to the fund.

PORTFOLIO MANAGER INTERVIEW continued

significantly and are at reasonable levels. As we begin a new fiscal year, we believe we will find opportunity in a variety of sectors and throughout the capitalization range. Diversification among sectors and investment styles continues to offer the best potential for long-term results.

TOP 5 SECTORS
(as a percentage of 12/31/2002 net assets)

Consumer Discretionary	20.3%

Financials	17.5%

Health Care	14.8%

Information Technology	14.0%

Industrials	10.5%

TOP 10 HOLDINGS
(as a percentage of 12/31/2002 net assets)

Microsoft Corp.	1.5%

Exxon Mobile Corp.	1.1%

Citigroup, Inc.	1.1%

Wal-Mart Stores, Inc.	1.0%

Caremark Rx, Inc.	1.0%

SLM Corp.	1.0%

Lehman Brothers Holdings, Inc.	1.0%

Lowe’s Companies, Inc.	0.9%

Fannie Mae	0.9%

UnitedHealth Group, Inc.	0.8%

MANAGEMENT TEAM
Evergreen Team1

In managing the portfolio, we favored high-quality companies with strong balance sheets and stable cash flow characteristics. We believe these companies have the potential to generate favorable earnings and have the best prospects for long-term growth. We emphasized quality within sectors and diversification across sectors. Because smaller cap stocks had outperformed for more than two years, we sought companies with capitalizations at the high end of the mid cap range where there were more attractive opportunities. We also put more emphasis on dividend-paying stocks. As a result, the portfolio’s dividend rate rose.

Since virtually every sector declined during the year, stock selection and sector allocation were of primary importance. Reducing the portfolio’s allocation to consumer discretionary stocks was one of the biggest changes we made in the portfolio. At the same time, we raised the portfolio’s allocation to consumer staple stocks, which includes food, beverage, personal products and household products companies. At the beginning of the period, we had a relatively small position in healthcare stocks. As these stocks underperformed, however, we increased investment in the healthcare area, because valuations were attractive. We committed more assets to industrials, which were relatively strong performers, as we believe this sector should continue to benefit from an improving economy. A larger allocation to the materials sector may also aid performance as economic activity picks up. We reduced the portfolio’s relatively small allocation to information technology because we think valuations are high and already reflect the prospects for increased spending on technology in 2003.

1This discussion represents the Evergreen Team’s portion of the fund.

PORTFOLIO MANAGER INTERVIEW continued

MANAGEMENT TEAM
Marsico Team1

Marsico Capital Management, LLC began managing a sleeve of the fund on September 1, 2002. The primary positive contributor to the Marsico portfolio’s performance during the September 1 to December 31, 2002, period was its investments in financial services companies. In aggregate, the portfolio’s positions in this sector outpaced the return of the S&P 500. Specific holdings that performed well included SLM Corporation (Sallie Mae) and Lehman Brothers Holdings.

The Marsico portfolio maintained substantial allocations to the consumer discretionary sector during the period, with retailing and media companies being a significant area of emphasis. Declines in the retailing industry were offset by gains in the media and hotels/restaurant industries. Media companies Clear Channel Communications and Viacom posted strong returns for the period, as did restaurant Panera Bread Co.

The portfolio was adversely impacted by investments in the telecommunications, healthcare and industrials sectors. Within telecommunications, the portfolio’s investment results were hurt by maintaining an underweighted position in the sector. The telecommunications services sector gained nearly 27% during the period.

The portfolio’s healthcare-related positions detracted from performance for the period. The performance impact was exacerbated by the portfolio’s overweighted position in this sector, which underperformed the broad equity market. The portfolio’s healthcare-related holdings -- which included UnitedHealth Group, Quest Diagnostics and Tenet Health Care -- declined in aggregate by -3% over the period. The portfolio’s position in Tenet Health Care was sold during the period.

In the industrials sector, the Marsico portfolio had substantial investments in the capital goods industry (the largest component of the industrials sector) during the period, with aerospace/defense positions representing the bulk of investments in this area. Companies such as Lockheed-Martin (-7%) and L-3 Communications (-12%) lagged the S&P 500 by a considerable margin during the period. (L-3 Communications was sold prior to year-end.)

MANAGEMENT TEAM
MFS Team2

The MFS mid cap growth portfolio entered 2002 with an overweighting in energy and business services related stocks. In energy, portfolio management believed U.S. natural gas-related companies were in a position to benefit from a supply/demand mismatch and demand growth for cleaner-burning natural gas. This theme worked well, and the team reduced the energy weighting on strength at the end of the first quarter.

Our selections in business services stocks were based on the belief that outsourcing companies would withstand the economic

1This discussion represents the Marsico Team’s portion of the fund.
2This discussion represents the MFS Team’s portion of the fund.

PORTFOLIO MANAGER INTERVIEW continued

downturn relatively well; however, competitive pressures reduced pricing power and negatively impacted earnings. Holdings in this area detracted from performance.

The proceeds from trimming energy were invested largely in technology stocks, particularly software, where we anticipated demand would revive and margins would remain strong. Our investment proved too early in the economic recovery, however, as corporate spending on technology remained sluggish through the entire year. Recognizing continued fundamental weakness during the summer, we reduced the mid cap growth portfolio’s concentration and increased diversification in industries with more predictable earnings outlooks.

Areas into which the MFS portfolio diversified included pharmaceuticals, biotechnology and medical services stocks within the healthcare sector. Additionally, specialty stores in retail, print/publishers in leisure, and promising niches in technology were themes in the second half of the year. We are looking for selective opportunities to increase exposures to technology, retail and healthcare as the volatile market presents attractive entry points.

MANAGEMENT TEAM
Oppenheimer Team1

The Oppenheimer portfolio is managed with a disciplined quantitative strategy that seeks to produce consistently good results relative to the S&P 500 and other large cap blend style funds. The fund incorporates both growth and value stocks within a broadly diversified portfolio.

The quantitative stock scoring system we used was effective in keeping our exposure to the worst performing areas of the market limited. Although the portfolio typically invests in all sectors of the S&P 500, we were able to limit our holdings in the worst performing sectors such as technology and telecommunication services. Also, our stock selection system, which typically penalizes companies that have grown via numerous acquisitions, limited our holdings in companies that generated headlines for the scandals they created, like WorldCom and Tyco. Moreover, by investing in many companies utilizing a disciplined approach, we provided a well-diversified portfolio that was not dependent on making large, risky bets on any one stock. In addition, our stock models favored small cap stocks and we continued to tilt the portfolio in that direction to the extent possible, while maintaining our large cap focus. For the year, small cap stocks as measured by the Russell 2000 Index outperformed large cap stocks, helping our relative performance.

We remain committed to our disciplined, quantitative style, which has produced consistently strong results in the past. As always, we seek to remain fully invested in equities and seek to reduce risk and minimize transaction costs by having a very well diversified portfolio.

1This discussion represents the Oppenheimer Team’s portion of the fund.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended December 31,
	2002	2001	2000	1999[1,2]
Class 1[3]
Net asset value, beginning of period	$9.31	$11.09	$12.58	$10.00
Income from investment operations
Net investment income	0.01	0[4]	0[4]	0.01
Net realized and unrealized gains or losses on securities and foreign currency related transactions	-2.49	-1.76	-0.34	2.74
Total from investment operations	-2.48	-1.76	-0.34	2.75

Distributions to shareholders from
Net investment income	0[4]	0[4]	0[4]	-0.01
Net realized gains	0	-0.02	-1.15	-0.16
Total distributions to shareholders	0	-0.02	-1.15	-0.17

Net asset value, end of period	$6.83	$9.31	$11.09	$12.58
Total return[5]	-26.61%	-15.84%	-3.06%	27.58%
Ratios and supplemental data
Net assets, end of period (thousands)	$21,040	$34,739	$37,266	$18,873
Ratios to average net assets
Expenses[6]	1.00%	1.00%	1.01%	1.00%[7]
Net investment income	0.17%	0.05%	0.02%	0.15%[7]
Portfolio turnover rate	125%	74%	85%	83%

1.  For the period from January 29, 1999 (commencement of class operations), to December 31, 1999.

2.  Net investment income per share is based on average shares outstanding during the period.

3.  Effective at the close of business on July 24, 2002, existing shares of the fund were renamed Class\x11 1 shares.

4.  Amount represents less than $0.01 per share.

5.  Total return does not reflect charges attributable to your insurance company's separate account.

6.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

7.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

Year Ended
December 31, 2002[1,2]
CLASS 2
Net asset value, beginning of period	$7.12
Income from investment operations
Net investment income	0.01
Net realized and unrealized gains or losses on securities and foreign currency related transactions	-0.31
Total from investment operations	-0.30

Net asset value, end of period	$6.82
Total return[3]	-4.21%
Ratios and supplemental data
Net assets, end of period (thousands)	$184
Ratios to average net assets
Expenses[4]	1.28%[5]
Net investment income	0.20%[5]
Portfolio turnover rate	125%

1.  For the period from July 31, 2002, (commencement of class operations), to December 31, 2002.

2.  Net income per share is based on average shares outstanding during the period.

3.  Total return does not reflect charges attributable to your insurance company's separate account.

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

December 31, 2002

	Shares	Value

COMMON STOCKS 96.1%
CONSUMER DISCRETIONARY 20.6%
Auto Components 0.6%
American Axle & Manufacturing Holdings, Inc. *	100	$ 2,342
Borg-Warner Automotive, Inc.	100	5,042
Dana Corp.	500	5,880
Delphi Automotive Systems Corp.	1,900	15,295
Goodyear Tire & Rubber Co.	800	5,448
Johnson Controls, Inc.	100	8,017
Lear Corp. *	300	9,984
Pep Boys-Manny, Moe & Jack, Inc.	100	1,160
Superior Industries International, Inc.	2,000	82,720
135,888
Automobiles 0.3%
Ford Motor Co.	2,849	26,496
General Motors Corp.	800	29,488
55,984
Hotels, Restaurants & Leisure 3.6%
Applebee’s International, Inc.	150	3,479
Brinker International, Inc. *	1,800	58,050
Carnival Corp., Class A	2,100	52,395
CBRL Group, Inc.	2,400	72,312
CEC Entertainment, Inc. *	100	3,070
Darden Restaurants, Inc.	4,400	89,980
GTECH Holdings Corp. *	400	11,144
Harrah’s Entertainment, Inc. *	1,490	59,004
Hilton Hotels Corp.	2,610	33,173
Mandalay Resort Group *	100	3,061
Marriott International, Inc., Class A	200	6,574
McDonald’s Corp.	400	6,432
MGM Grand, Inc. *	2,654	87,502
Outback Steakhouse, Inc.	2,090	71,980
Panera Bread Co., Class A *	1,646	57,297
Royal Caribbean Cruises, Ltd.	200	3,340
Ruby Tuesday, Inc.	300	5,187
Starbucks Corp. *	1,040	21,195
Starwood Hotels & Resorts, Class B	1,880	44,631
Wendy’s International, Inc.	200	5,414
Wynn Resorts, Ltd. *	5,184	67,962
763,182
Household Durables 2.3%
American Greetings Corp., Class A *	300	4,740
Black & Decker Corp.	300	12,867
Centex Corp.	300	15,060
D.R. Horton, Inc.	200	3,470
Fortune Brands, Inc.	300	13,953
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
CONSUMER DISCRETIONARY continued
Household Durables continued
KB Home	500	$ 21,425
Lennar Corp.	2,046	105,573
Maytag Corp.	500	14,250
Mohawk Industries, Inc. *	700	39,865
NVR, Inc. *	100	32,550
Pulte Homes, Inc.	1,547	74,055
Ryland Group, Inc.	400	13,340
Stanley Works	3,500	121,030
Whirlpool Corp.	200	10,444
482,622
Internet & Catalog Retail 0.0%
Amazon.com, Inc. *	600	11,334
Leisure Equipment & Products 0.6%
Action Performance Companies, Inc.	100	1,900
Brunswick Corp.	400	7,944
Eastman Kodak Co.	700	24,528
Hasbro, Inc.	400	4,620
Mattel, Inc.	1,950	37,343
Polaris Industries, Inc.	800	46,880
The Nautilus Group, Inc. *	100	1,336
124,551
Media 5.6%
AOL Time Warner, Inc. *	400	5,240
Cablevision Systems Corp., Class A *	400	6,696
Clear Channel Communications, Inc. *	3,400	126,786
Comcast Corp., Class A *	744	17,536
Cox Communications, Inc., Class A *	200	5,680
E.W. Scripps Co., Class A	630	48,478
Echostar Communications Corp., Class A *	3,940	87,704
Emmis Broadcasting Corp., Class A *	1,800	37,494
Entercom Communications Corp. *	630	29,560
Gannett Co., Inc.	600	43,080
Hearst-Argyle Television, Inc. *	1,780	42,916
Lamar Advertising Co., Class A *	3,000	100,950
LIN TV Corp., Class A *	420	10,227
McGraw-Hill Companies, Inc.	1,970	119,067
Meredith Corp.	730	30,010
New York Times Co., Class A	940	42,986
Reader’s Digest Association, Inc., Class A	3,500	52,850
Scholastic Corp. *	382	13,733
Tribune Co.	1,360	61,826
Univision Communications, Inc., Class A *	2,300	56,350
USA Interactive, Inc. *	2,170	49,736
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
CONSUMER DISCRETIONARY continued
Media continued
Viacom, Inc., Class B *	3,660	$ 149,182
Westwood One, Inc. *	1,460	54,546
1,192,633
Multi-line Retail 1.8%
Big Lots, Inc. *	300	3,969
BJ’s Wholesale Club, Inc. *	200	3,660
Dillards, Inc., Class A	200	3,172
Dollar Tree Stores, Inc. *	1,360	33,415
Family Dollar Stores, Inc.	1,880	58,675
Federated Department Stores, Inc. *	600	17,256
J.C. Penney Co., Inc.	800	18,408
May Department Stores Co.	700	16,086
Sears, Roebuck & Co.	500	11,975
Wal-Mart Stores, Inc.	4,163	210,273
376,889
Specialty Retail 5.3%
Abercrombie & Fitch Co., Class A *	730	14,936
Ann Taylor Stores Corp. *	400	8,168
AutoNation, Inc. *	100	1,256
Autozone, Inc. *	300	21,195
Best Buy Co., Inc. *	1,100	26,565
Blockbuster, Inc., Class A	940	11,515
CDW Computer Centers, Inc. *	210	9,208
Christopher & Banks Corp. *	200	4,150
Circuit City Stores, Inc.	10,600	78,652
Cost Plus, Inc. *	520	14,908
Electronics Boutique Holdings Corp. *	100	1,581
Foot Locker, Inc. *	300	3,150
Gap, Inc.	1,400	21,728
Home Depot, Inc.	1,950	46,722
Hot Topic, Inc. *	150	3,432
Limited, Inc.	1,320	18,388
Linens’n Things, Inc. *	830	18,758
Lowe’s Companies, Inc.	4,964	186,150
Michaels Stores, Inc. *	2,300	71,990
Nordstrom, Inc.	4,460	84,606
Office Depot, Inc. *	2,400	35,424
PETsMART, Inc. *	2,290	39,228
Pier 1 Imports, Inc.	300	5,679
RadioShack Corp.	400	7,496
Ross Stores, Inc.	400	16,956
Staples, Inc. *	3,300	60,390
Talbots, Inc.	2,810	77,359
Tiffany & Co.	5,722	136,813
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
CONSUMER DISCRETIONARY continued
Specialty Retail continued
TJX Companies, Inc.	2,560	$ 49,971
Too, Inc. *	128	3,011
Weight Watchers International, Inc. *	860	39,534
Williams Sonoma, Inc. *	420	11,403
1,130,322
Textiles & Apparel 0.5%
Coach, Inc. *	100	3,292
Jones Apparel Group, Inc. *	1,600	56,704
Liz Claiborne, Inc.	400	11,860
Nike, Inc., Class B	300	13,341
Tommy Hilfiger Corp. *	100	695
V.F. Corp.	570	20,549
106,441
CONSUMER STAPLES 5.2%
Beverages 1.2%
Anheuser-Busch Companies, Inc.	1,948	94,283
Coca-Cola Co.	1,200	52,584
Pepsi Bottling Group, Inc.	100	2,570
PepsiCo, Inc.	2,302	97,191
246,628
Food & Drug Retailing 0.3%
Albertsons, Inc.	300	6,678
CVS Corp.	700	17,479
Kroger Co. *	1,500	23,175
Safeway, Inc. *	1,000	23,360
SuperValu, Inc.	100	1,651
72,343
Food Products 1.5%
Campbell Soup Co.	1,000	23,470
ConAgra, Inc.	2,800	70,028
Dean Foods Co. *	200	7,420
Del Monte Foods Co. *	670	5,158
Dole Food Co., Inc.	100	3,258
Fresh Del Monte Produce, Inc.	100	1,891
H.J. Heinz Co.	1,500	49,305
Hershey Foods Corp.	1,530	103,183
Kellogg Co.	100	3,427
McCormick & Co., Inc.	1,400	32,480
W.M. Wrigley Junior Co.	300	16,464
316,084
Household Products 1.5%
Clorox Co.	400	16,500
Colgate-Palmolive Co.	1,202	63,021
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
CONSUMER STAPLES continued
Household Products continued
Kimberly-Clark Corp.	600	$ 28,482
Procter & Gamble Co.	2,016	173,255
W.W. Grainger, Inc.	600	30,930
312,188
Personal Products 0.1%
Avon Products, Inc.	100	5,387
Dial Corp.	200	4,074
9,461
Tobacco 0.6%
Loews Corp. - Carolina Group	3,100	62,837
Philip Morris Companies, Inc.	1,300	52,689
R.J. Reynolds Tobacco Holdings, Inc.	400	16,844
Universal Corp.	100	3,696
136,066
ENERGY 5.0%
Energy Equipment & Services 1.6%
BJ Services Co. *	1,150	37,156
Cooper Cameron Corp. *	840	41,849
Diamond Offshore Drilling, Inc.	100	2,185
Helmerich & Payne, Inc.	100	2,791
Kinder Morgan Management, LLC *	204	6,444
Nabors Industries, Ltd. *	2,100	74,067
Noble Corp. *	520	18,278
Noble Energy, Inc.	100	3,755
Rowan Co., Inc.	3,100	70,370
Weatherford International, Ltd. *	2,220	88,645
345,540
Oil & Gas 3.4%
Amerada Hess Corp.	200	11,010
Apache Corp.	900	51,291
Baytex Energy, Ltd. *	800	4,295
Burlington Resources, Inc.	100	4,265
Canadian 88 Energy Corp. *	3,800	6,110
Canadian Natural Resources, Ltd.	826	24,471
Chesapeake Energy Corp.	800	6,192
ChevronTexaco Corp.	647	43,013
Cimarex Energy Co. *	53	949
Compton Petroleum Corp. *	2,000	6,444
ConocoPhillips	247	11,952
Devon Energy Corp.	200	9,180
EOG Resources, Inc.	300	11,976
Exxon Mobil Corp.	6,910	241,435
Frontier Oil Corp.	1,200	20,664
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
ENERGY continued
Oil & Gas continued
Kerr-McGee Corp.	300	$ 13,290
Marathon Oil Corp.	500	10,645
Murphy Oil Corp.	2,000	85,700
Occidental Petroleum Corp.	500	14,225
Ocean Energy, Inc.	4,300	85,871
Paramount Resources, Ltd. *	1,000	9,496
Sunoco, Inc.	200	6,636
Talisman Energy, Inc.	400	14,395
Tom Brown, Inc. *	700	17,570
Unocal Corp.	300	9,174
720,249
FINANCIALS 17.5%
Banks 6.1%
AmSouth Bancorp	600	11,520
Astoria Financial Corp.	3,500	95,025
Bank of America Corp.	1,300	90,441
Bank of New York Co., Inc.	900	21,564
Bank One Corp.	1,000	36,550
Charter One Financial, Inc.	2,508	72,055
Colonial BancGroup, Inc.	3,500	41,755
Comerica, Inc.	400	17,296
Dime Bancorp, Inc. *	200	24
Fifth Third Bancorp	700	40,985
First Tennessee National Corp.	1,140	40,971
FleetBoston Financial Corp.	1,300	31,590
Golden West Financial Corp.	400	28,724
Greater Bay Bancorp	3,500	60,515
Greenpoint Financial Corp.	400	18,072
Hibernia Corp., Class A	100	1,926
IndyMac Bancorp, Inc. *	100	1,849
KeyCorp	1,000	25,140
National City Corp.	600	16,392
New York Community Bancorp, Inc.	4,000	115,520
North Fork Bancorp, Inc.	2,660	89,748
Regions Financial Corp.	100	3,336
SouthTrust Corp.	3,700	91,945
Sovereign Bancorp, Inc.	800	11,240
Suntrust Banks, Inc.	400	22,768
TCF Financial Corp.	840	36,700
U.S. Bancorp	1,727	36,647
Union Planters Corp.	200	5,628
UnionBancal Corp.	200	7,854
Wells Fargo & Co.	2,602	121,956
Wilmington Trust Corp.	3,000	95,040
1,290,776
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
FINANCIALS continued
Diversified Financials 6.8%
American Express Co.	800	$ 28,280
Bear Stearns Companies, Inc.	1,800	106,920
Chicago Merchantile Exchange Holdings, Inc.	400	17,464
CIT Group, Inc. *	100	1,960
Citigroup, Inc.	6,473	227,785
Countrywide Financial Corp.	400	20,660
Doral Financial Corp.	150	4,290
E*Trade Group, Inc. *	1,100	5,346
Fannie Mae	2,874	184,885
Freddie Mac	600	35,430
Goldman Sachs Group, Inc.	100	6,810
Household International, Inc.	600	16,686
Investors Financial Services Corp.	1,570	43,002
J.P. Morgan Chase & Co.	4,842	116,208
Legg Mason, Inc.	1,900	92,226
Lehman Brothers Holdings, Inc.	3,842	204,740
MBNA Corp.	1,000	19,020
Moody’s Corp.	200	8,258
Morgan Stanley Dean Witter	1,000	39,920
New Century Financial Corp.	100	2,539
Providian Financial Corp. *	300	1,947
SEI Investments Co.	1,300	35,334
SLM Corp.	1,976	205,227
Stilwell Financial, Inc. *	600	7,842
1,432,779
Insurance 4.6%
Ace, Ltd.	5,060	148,460
AFLAC, Inc.	400	12,048
Allstate Corp.	400	14,796
AMBAC Financial Group, Inc.	1,375	77,330
American International Group, Inc.	1,071	61,957
Arthur J. Gallagher & Co.	1,990	58,466
Chubb Corp.	400	20,880
CNA Surety Corp.	11,400	89,490
Everest Reinsurance Group, Ltd.	1,200	66,360
Fidelity National Financial, Inc.	605	19,862
Jefferson Pilot Corp.	350	13,339
John Hancock Financial Services, Inc.	800	22,320
Lincoln National Corp.	600	18,948
Loew’s Corp.	1,000	44,460
Marsh & McLennan Co.	700	32,347
MBIA, Inc.	350	15,351
MetLife, Inc.	700	18,928
Nationwide Financial Services, Inc., Class A	200	5,730
PartnerRe, Ltd.	100	5,182
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
FINANCIALS continued
Insurance continued
Phoenix Companies, Inc.	100	$ 760
PMI Group, Inc.	300	9,012
Progressive Corp.	400	19,852
Radian Group, Inc.	300	11,145
RenaissanceRe Holdings, Ltd.	100	3,960
SAFECO Corp.	980	33,977
St. Paul Companies, Inc.	400	13,620
Travelers Property Casualty Corp., Class A	708	10,372
Travelers Property Casualty Corp., Class B *	221	3,238
W.R. Berkley Corp.	100	3,961
WellChoice, Inc. *	2,500	59,875
Willis Group Holdings, Ltd. *	630	18,062
XL Capital, Ltd., Class A	490	37,853
971,941
Real Estate 0.0%
Equity Office Properties Trust REIT	200	4,996
Equity Residential Properties Trust REIT	100	2,458
The St. Joe Co.	100	3,000
10,454
HEALTH CARE 14.8%
Biotechnology 2.4%
Affymetrix, Inc. *	100	2,289
Amgen, Inc. *	2,889	139,654
Applera Corp.	1,050	18,417
Biogen, Inc. *	1,360	54,482
Celgene Corp. *	1,050	22,544
Genzyme Corp. *	2,510	74,221
Gilead Sciences, Inc. *	400	13,600
IDEC Pharmaceuticals Corp. *	1,750	58,047
Invitrogen Corp. *	1,460	45,683
MedImmune, Inc. *	2,720	73,902
Myriad Genetics, Inc. *	100	1,460
504,299
Health Care Equipment & Supplies 3.4%
Apogent Technology, Inc. *	3,700	76,960
Baxter International, Inc.	800	22,400
Becton Dickinson & Co.	500	15,345
C.R. Bard, Inc.	1,700	98,600
Cooper Companies, Inc.	200	5,004
CYTYC Corp. *	7,300	74,460
DENTSPLY International, Inc.	1,570	58,404
Edwards Lifesciences Corp. *	2,000	50,940
Guidant Corp. *	3,000	92,550
Hillenbrand Industries, Inc.	100	4,831
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
HEALTH CARE continued
Health Care Equipment & Supplies continued
Stryker Corp.	730	$ 48,997
Varian Medical Systems, Inc. *	520	25,792
VISX, Inc. *	1,570	15,041
Zimmer Holdings, Inc. *	3,150	130,788
720,112
Health Care Providers & Services 5.6%
Aetna, Inc.	400	16,448
AmerisourceBergen Corp.	1,200	65,172
Anthem, Inc. *	1,400	88,060
Apria Healthcare Group, Inc. *	100	2,224
Caremark Rx, Inc. *	12,630	205,237
CIGNA Corp.	300	12,336
First Health Group Corp. *	1,260	30,681
HCA-The Healthcare Corp.	3,568	148,072
Health Management Associates, Inc., Class A	1,570	28,103
HealthNet, Inc., Class A *	200	5,280
HealthSouth Corp. *	600	2,520
Humana, Inc. *	500	5,000
IMS Health, Inc.	2,600	41,600
Laboratory Corp. *	1,000	23,240
LifePoint Hospitals, Inc. *	730	21,850
Lincare Holdings, Inc. *	1,670	52,805
Manor Care, Inc. *	400	7,444
McKesson Corp.	500	13,515
Oxford Health Plans, Inc. *	600	21,870
Pediatrix Medical Group, Inc. *	200	8,012
Quest Diagnostics, Inc. *	2,645	150,501
Tenet Healthcare Corp. *	700	11,480
Triad Hospitals, Inc. *	100	2,983
UnitedHealth Group, Inc.	2,127	177,605
Universal Health Services, Inc., Class B *	100	4,510
Wellpoint Health Networks, Inc., Class A *	500	35,580
1,182,128
Pharmaceuticals 3.4%
Abbott Laboratories, Inc.	600	24,000
Bristol-Myers Squibb Co.	300	6,945
Eli Lilly & Co.	400	25,400
Forest Laboratories, Inc. *	136	13,358
Johnson & Johnson Co.	3,008	161,560
Merck & Co., Inc.	1,400	79,254
Mylan Laboratories, Inc.	4,100	143,090
Pfizer, Inc.	4,500	137,565
Pharmacia Corp.	900	37,620
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
HEALTH CARE continued
Pharmaceuticals continued
Schering-Plough Corp.	300	$ 6,660
Shire Pharmaceuticals Group, ADR *	2,135	40,330
Taro Pharmaceutical Industries, Ltd., Class A *	200	7,520
Teva Pharmaceutical Industries, Ltd., ADR	1,200	46,332
729,634
INDUSTRIALS 10.5%
Aerospace & Defense 2.2%
Alliant Techsystems, Inc. *	420	26,187
B.F. Goodrich Corp.	600	10,992
Boeing Co.	1,000	32,990
General Dynamics Corp.	830	65,877
Honeywell International, Inc.	2,700	64,800
Lockheed Martin Corp.	1,843	106,433
Northrop Grumman Corp.	600	58,200
Precision Castparts Corp.	100	2,425
Rockwell Collins, Inc.	4,000	93,040
460,944
Air Freight & Couriers 0.8%
Expeditors International of Washington, Inc.	730	23,834
FedEx Corp.	2,398	130,020
United Parcel Service, Inc., Class B	100	6,308
160,162
Airlines 0.0%
AMR Corp. *	600	3,960
Continental Airlines, Inc., Class B *	300	2,175
Delta Air Lines, Inc.	200	2,420
8,555
Building Products 0.1%
ElkCorp.	100	1,730
Masco Corp.	900	18,945
20,675
Commercial Services & Supplies 1.9%
Apollo Group, Inc., Class A *	630	27,720
ChoicePoint, Inc. *	1,150	45,414
Concord EFS, Inc. *	300	4,722
Convergys Corp. *	300	4,545
Deluxe Corp.	200	8,420
DST Systems, Inc. *	1,430	50,836
First Data Corp.	700	24,787
H&R Block, Inc.	600	24,120
Iron Mountain, Inc. *	100	3,301
ITT Educational Services, Inc. *	200	4,710
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
INDUSTRIALS continued
Commercial Services & Supplies continued
John H. Harland Co.	100	$ 2,213
Manpower, Inc.	940	29,986
Per-Se Technologies, Inc. *	100	897
Republic Services, Inc., Class A *	5,000	104,900
Sabre Group Holdings, Inc., Class A *	400	7,244
Viad Corp.	1,700	37,995
Waste Management, Inc.	300	6,876
Xerox Corp. *	1,900	15,295
403,981
Construction & Engineering 0.9%
EMCOR Group, Inc. *	100	5,301
Jacobs Engineering Group, Inc. *	3,294	117,266
MDC Holdings, Inc.	1,380	52,799
Toll Brothers, Inc. *	400	8,080
183,446
Electrical Equipment 0.2%
Cooper Industries, Ltd., Class A	200	7,290
Emerson Electric Co.	100	5,085
Molex, Inc., Class A	200	3,978
Rockwell Automation, Inc.	1,760	36,450
52,803
Industrial Conglomerates 0.7%
3M Co.	200	24,660
General Electric Co.	4,900	119,315
143,975
Machinery 2.6%
Cummins, Inc.	200	5,626
Danaher Corp.	1,500	98,550
Deere & Co.	500	22,925
Eaton Corp.	100	7,811
Ingersoll-Rand Co., Class A	1,200	51,672
ITT Industries, Inc.	620	37,628
Navistar International Corp. *	1,900	46,189
Paccar, Inc.	2,150	99,179
Parker-Hannifin Corp.	1,400	64,582
SPX Corp. *	2,500	93,625
Terex Corp. *	2,800	31,192
558,979
Marine 0.0%
Teekay Shipping Corp.	100	4,070
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
INDUSTRIALS continued
Road & Rail 1.1%
Aftermarket Technology Corp. *	100	$ 1,450
Burlington Northern Santa Fe Corp.	200	5,202
CSX Corp.	400	11,324
GATX Corp.	5,700	130,074
Norfolk Southern Corp.	3,300	65,967
Swift Transportation Co., Inc. *	840	16,815
230,832
INFORMATION TECHNOLOGY 14.0%
Communications Equipment 2.3%
Advanced Fibre Communications, Inc. *	2,020	33,694
American Tower Systems Corp., Class A *	8,080	28,522
Brocade Communications Systems, Inc. *	1,000	4,140
Cisco Systems, Inc. *	11,006	144,179
Comverse Technology, Inc. *	1,500	15,030
Corning, Inc. *	15,000	49,650
McDATA Corp., Class A *	40	284
Motorola, Inc.	3,300	28,545
Nokia Corp., ADR	4,509	69,889
QUALCOMM, Inc. *	3,018	109,825
Scientific Atlanta, Inc.	400	4,744
Tellabs, Inc. *	400	2,908
Tellium, Inc. *	300	192
UTStarcom, Inc. *	100	1,983
493,585
Computers & Peripherals 1.6%
Apple Computer, Inc. *	3,400	48,722
Dell Computer Corp. *	4,993	133,513
EMC Corp. *	3,100	19,034
Handspring, Inc. *	100	95
International Business Machines Corp.	1,100	85,250
Lexmark International Group, Inc., Class A *	300	18,150
Maxtor Corp. *	200	1,012
QLogic Corp. *	840	28,988
Sun Microsystems, Inc. *	4,500	13,995
348,759
Electronic Equipment & Instruments 1.4%
Agilent Technologies, Inc. *	700	12,572
Avnet, Inc. *	400	4,332
Benchmark Electronics, Inc. *	100	2,866
Macrovision Corp. *	840	13,474
Millipore Corp. *	3,080	104,720
Rambus, Inc. *	600	4,026
Roper Industries, Inc.	2,100	76,860
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
INFORMATION TECHNOLOGY continued
Electronic Equipment & Instruments continued
Sandisk Corp. *	300	$ 6,090
Solectron Corp. *	2,100	7,455
Tech Data Corp. *	100	2,696
Waters Corp. *	2,620	57,063
292,154
Internet Software & Services 0.3%
Expedia, Inc., Class A *	520	34,804
Yahoo, Inc. *	1,670	27,304
62,108
IT Consulting & Services 0.6%
Affiliated Computer Services, Inc., Class A *	600	31,590
Amdocs, Ltd. *	400	3,928
SunGard Data Systems, Inc. *	3,440	81,047
Unisys Corp. *	200	1,980
118,545
Office Electronics 0.0%
IKON Office Solutions, Inc.	100	715
Semiconductor Equipment & Products 3.0%
Advanced Micro Devices, Inc. *	900	5,814
Altera Corp. *	8,160	100,695
Analog Devices, Inc. *	2,720	64,927
ASM Lithography Holding NV, *	1,200	10,032
Atmel Corp. *	1,700	3,791
Broadcom Corp., Class A *	400	6,024
Cabot Microelectronics Corp. *	200	9,440
Cypress Semiconductor Corp. *	500	2,860
ESS Technology, Inc. *	400	2,516
Integrated Device Technology, Inc. *	300	2,511
Intel Corp.	5,100	79,407
Intersil Holding Corp., Class A *	100	1,394
KLA-Tencor Corp. *	940	33,248
Lam Research Corp. *	400	4,320
Linear Technology Corp.	420	10,802
Maxim Integrated Products, Inc.	1,360	44,934
Microchip Technology, Inc.	2,720	66,504
National Semiconductor Corp. *	500	7,505
Novellus Systems, Inc. *	1,990	55,879
Photon Dynamics, Inc. *	100	2,280
RF Micro Devices, Inc. *	1,970	14,440
Silicon Laboratories, Inc. *	300	5,724
Skyworks Solutions, Inc. *	600	5,172
Teradyne, Inc. *	600	7,806
Texas Instruments, Inc.	6,400	96,064
644,089
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
INFORMATION TECHNOLOGY continued
Software 4.8%
BEA Systems, Inc. *	4,600	$ 52,762
Cadence Design Systems, Inc. *	1,440	16,978
Check Point Software Technologies, Ltd. *	400	5,188
Citrix Systems, Inc. *	500	6,160
Cognizant Tech Solutions Corp., Class A *	100	7,223
Electronic Arts, Inc. *	1,870	93,070
Intuit, Inc. *	940	44,105
J.D. Edwards & Co. *	3,400	38,352
Mercury Interactive Corp. *	1,670	49,515
Microsoft Corp. *	6,152	318,058
Network Associates, Inc. *	420	6,758
Oracle Corp. *	10,900	117,720
Peoplesoft, Inc. *	6,180	113,094
Sybase, Inc. *	200	2,680
Symantec Corp. *	310	12,558
Take-Two Interactive Software, Inc. *	300	7,047
Veritas Software Corp. *	7,800	121,836
1,013,104
MATERIALS 4.1%
Chemicals 1.3%
Dow Chemical Co.	600	17,820
E.I. du Pont de Nemours & Co.	600	25,440
IMC Global, Inc.	200	2,134
International Flavors & Fragrances, Inc.	300	10,530
Lyondell Chemical Co.	6,300	79,632
OM Group, Inc.	500	3,440
PPG Industries, Inc.	1,800	90,270
Rohm & Haas Co.	1,600	51,968
281,234
Construction Materials 0.2%
Martin Marietta Materials, Inc.	1,600	49,056
Containers & Packaging 0.6%
Ball Corp.	200	10,238
Crown Cork & Seal Co., Inc. *	300	2,385
Owens Illinois, Inc. *	200	2,916
Pactiv Corp. *	4,000	87,440
Sealed Air Corp. *	200	7,460
Smurfit Container Corp. *	1,170	18,007
Temple-Inland, Inc.	100	4,481
132,927
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
MATERIALS continued
Metals & Mining 1.2%
Alcan Aluminum, Ltd.	800	$ 23,616
Alcoa, Inc.	1,000	22,780
Barrick Gold Corp.	4,500	69,345
Meridian Gold, Inc. *	200	3,526
Nucor Corp.	1,700	70,210
Phelps Dodge Corp. *	1,900	60,135
United States Steel Corp.	400	5,248
254,860
Paper & Forest Products 0.8%
Boise Cascade Corp.	100	2,522
Bowater, Inc.	100	4,195
Georgia-Pacific Corp.	600	9,696
International Paper Co.	600	20,982
Rayonier, Inc.	1,400	63,350
Weyerhaeuser Co.	1,200	59,052
159,797
TELECOMMUNICATION SERVICES 2.3%
Diversified Telecommunication Services 1.7%
ALLTEL Corp.	1,200	61,200
AT&T Corp.	460	12,011
BellSouth Corp.	2,000	51,740
Centurytel, Inc.	1,900	55,822
Citizens Communications Co. *	200	2,110
Qwest Communications International, Inc. *	1,200	6,000
SBC Communications, Inc.	2,900	78,619
Sprint Corp.	500	7,240
Verizon Communications, Inc.	1,944	75,330
350,072
Wireless Telecommunications Services 0.6%
Crown Castle International Corp. *	9,410	35,287
Nextel Communications, Inc., Class A *	7,892	91,153
Sprint PCS Group, Ser. 1 *	800	3,504
129,944
UTILITIES 2.1%
Electric Utilities 1.7%
Centerpoint Energy, Inc.	3,300	28,050
Cinergy Corp.	1,700	57,324
CMS Energy Corp.	200	1,888
Consolidated Edison, Inc.	200	8,564
Constellation Energy Group, Inc.	500	13,910
Dominion Resources, Inc.	200	10,980
DTE Energy Co.	400	18,560
Edison International *	500	5,925
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

December 31, 2002

	Shares	Value

COMMON STOCKS continued
UTILITIES continued
Electric Utilities continued
Entergy Corp.	700	$ 31,913
Exelon Corp.	762	40,211
FirstEnergy Corp.	800	26,376
FPL Group, Inc.	1,400	84,182
PG&E Corp. *	400	5,560
Pinnacle West Capital Corp.	100	3,409
Progress Energy, Inc.	300	13,005
TECO Energy, Inc.	300	4,641
Wisconsin Energy Corp.	200	5,040
Xcel Energy, Inc.	200	2,200
361,738
Gas Utilities 0.1%
El Paso Corp.	1,200	8,352
Enbridge Energy Management, LLC	102	3,825
12,177
Multi-Utilities 0.3%
Energy East Corp.	3,300	72,897
Progress Energy, Inc.	200	34
72,931
Total Common Stocks		20,386,745
PREFERRED STOCKS 0.3%
CONSUMER DISCRETIONARY 0.3%
Automobiles 0.3%
Porsche AG	174	72,260
SHORT-TERM INVESTMENTS 3.7%
MUTUAL FUND SHARES 3.7%
Evergreen Institutional U.S. Government Money Market Fund (o)	777,269	777,269
Total Investments (cost $22,107,520) 100.1%		21,236,274
Other Assets and Liabilities (0.1%)		(12,556)
Net Assets 100.0%		$ 21,223,718

*	Non-income producing security
(o)	The advisor of the fund and the advisor of the money market fund are each a division of Wachovia Corporation.

Summary of Abbreviations
ADR	American Depository Receipt
REIT	Real Estate Investment Trust
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

December 31, 2002

Assets
Identified cost of securities	$ 22,107,520
Net unrealized losses on securities	(871,246)
Market value of securities	21,236,274
Foreign currency, at value (cost $65)	65
Receivable for securities sold	32,949
Dividends and interest receivable	20,769

Total assets	21,290,057

Liabilities
Payable for securities purchased	57,065
Advisory fee payable	742
Due to other related parties	116
Accrued expenses and other liabilities	8,416

Total liabilities	66,339

Net assets	$ 21,223,718

Net assets represented by
Paid-in capital	$ 37,581,910
Undistributed net investment income	45,376
Accumulated net realized losses on securities and foreign currency related transactions	(15,532,320)
Net unrealized losses on securities and foreign currency related transactions	(871,248)

Total net assets	$ 21,223,718

Net assets consists of
Class 1*	$ 21,039,749
Class 2	183,969

Total net assets	$ 21,223,718

Shares outstanding
Class 1*	3,082,086
Class 2	26,965

Net asset value per share
Class 1*	$ 6.83
Class 2	$ 6.82

* Effective at the close of business on July 24, 2002, existing shares of the fund were renamed Class 1 shares.
See Notes to Financial Statements

STATEMENT OF OPERATIONS

Year Ended December 31, 2002

Investment income
Dividends (net of foreign withholding taxes of $903)	$ 301,672
Interest	17,547

Total investment income	319,219

Expenses
Advisory fee	237,261
Distribution Plan expenses	67
Administrative services fees	27,271
Transfer agent fee	453
Trustees’ fees and expenses	560
Printing and postage expenses	24,628
Custodian fee	8,135
Professional fees	14,150
Other	8,998

Total expenses	321,523
Less: Expense reductions	(185)
Fee waivers	(48,557)

Net expenses	272,781

Net investment income	46,438

Net realized and unrealized gains or losses on securities and foreign currency related transactions
Net realized losses on:
Securities	(10,414,159)
Foreign currency related transactions	(82)

Net realized losses on securities and foreign currency related transactions	(10,414,241)
Net change in unrealized gains or losses on securities and foreign currency related transactions	1,534,770

Net realized and unrealized gains or losses on securities and foreign currency related transactions	(8,879,471)

Net decrease in net assets resulting from operations	$ (8,833,033)

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended December 31,
	2002		2001

Operations
Net investment income		$ 46,438		$ 16,338
Net realized losses on securities and foreign currency related transactions		(10,414,241)		(5,009,642)
Net change in unrealized gains or losses on securities and foreign currency related transactions		1,534,770		(1,541,246)

Net decrease in net assets resulting from operations		(8,833,033)		(6,534,550)

Distributions to shareholders from
Net investment income
Class 1*		(15,071)		(4,337)
Net realized gains
Class 1*		0		(79,159)

Total distributions to shareholders		(15,071)		(83,496)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class 1*	57,593	480,193	558,794	5,754,073
Class 2	29,509	202,902	0	0

		683,095		5,754,073

Net asset value of shares issued in reinvestment of distributions
Class 1*	1,629	15,071	8,710	78,285

Payment for shares redeemed
Class 1 *	(707,740)	(5,348,630)	(196,784)	(1,742,577)
Class 2	(2,544)	(17,082)	0	0

		(5,365,712)		(1,742,577)

Net increase (decrease) in net assets resulting from capital share transactions		(4,667,546)		4,089,781

Total decrease in net assets		(13,515,650)		(2,528,265)
Net assets
Beginning of period		34,739,368		37,267,633

End of period		$ 21,223,718		$ 34,739,368

Undistributed net investment income		$ 45,376		$ 14,290

* Effective at the close of business on July 24, 2002, existing shares of the fund were renamed Class 1 shares.
See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Evergreen VA Masters Fund (the “Fund”) is a diversified series of Evergreen Variable Annuity Trust (the “Trust”), a Delaware business trust organized on December 23, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Shares of the Fund may only be purchased by insurance companies for the purpose of funding variable annuity contracts or variable life insurance policies.

The Fund offers Class 1 and Class 2 shares at net asset value without a front-end sales charge or contingent deferred sales charge; however, Class 2 shares pay an ongoing distribution fee.

Effective at the close of business on July 24, 2002, existing shares of the Fund were renamed Class 1 shares.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Foreign currency translation

All assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts at the date of valuation. Purchases and sales of portfolio securities and income items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. The Fund does not separately account for that portion of the results of operations resulting from changes in foreign exchange rates on investments and the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gains or losses on securities.

b. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

NOTES TO FINANCIAL STATEMENTS continued

Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

c. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

d. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

Reclassifications have been made to the Fund’s components of net assets to reflect income and gains available for distribution (or available capital loss carryovers, as applicable) under income tax regulations.

e. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”), is the investment advisor to the Fund and is paid an annual fee of 0.87% of the Fund’s average daily net assets.

MFS Institutional Advisors, Inc., OppenheimerFunds, Inc. and Marsico Capital Management, LLC are investment sub-advisors to the Fund. Prior to September 1, 2002, Putnam Investment Management, LLC served as one of the sub-advisors to the Fund. Subject to the supervision of EIMC, each investment sub-advisor manages a segment of the Fund’s portfolio in accordance with the Fund’s investment objective and policies. The Fund pays no direct fees to the investment sub-advisors for their services.

During the year ended December 31, 2002, the investment advisor waived its fees in the amount of $48,557 which represents 0.18% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund.

NOTES TO FINANCIAL STATEMENTS continued

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the year ended December 31, 2002, the Fund paid brokerage commissions of $8,261 to Wachovia Securities, Inc.

4. DISTRIBUTION PLAN

Evergreen Distributor, Inc. (“EDI”), a wholly owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted a Distribution Plan, as allowed by Rule 12b-1 of the 1940 Act, for Class 2 shares. Under the Distribution Plan, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class 2.

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $32,916,396 and $36,972,046, respectively, for the year ended December 31, 2002.

On December 31, 2002, the aggregate cost of securities for federal income tax purposes was $22,320,714. The gross unrealized appreciation and depreciation on securities based on tax cost was $947,940 and $2,032,380, respectively, with a net unrealized depreciation of $1,084,440.

As of December 31, 2002 the Fund had $15,226,911 in capital loss carryovers for federal income tax purposes with $4,005,403 expiring in 2009 and $11,221,508 expiring in 2010.

For income tax purposes, capital losses incurred after October 31 within the Fund’s fiscal year are deemed to arise on the first business day of the following fiscal year. The Fund has incurred and will elect to defer post-October losses of $92,215.

6. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds. During the year ended December 31, 2002, the Fund did not participate in the interfund lending program.

7. DISTRIBUTIONS TO SHAREHOLDERS

As of December 31, 2002, the components of distributable earnings on a tax basis were as follows:

Undistributed Ordinary Income	Unrealized Depreciation	Capital Loss Carryover and Post-October Loss

$45,374	$1,084,440	$15,319,126

The differences between the components of distributable earnings on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales.

NOTES TO FINANCIAL STATEMENTS continued

The tax character of distributions paid for the year ended December 31, 2002 was $15,071 of ordinary income.

8. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $185 which represents 0.00% of its average daily net assets.

9. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

10. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the year ended December 31, 2002, the Fund had no borrowings under this agreement.

INDEPENDENT AUDITORS’ REPORT

Board of Trustees and Shareholders
Evergreen Variable Annuity Trust

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Evergreen VA Masters Fund, a portfolio of Evergreen Variable Annuity Trust, as of December 31, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the four-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2002 by correspondence with the custodian. As to securities purchased or sold but not yet received or delivered, we performed other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Evergreen VA Masters Fund, as of December 31, 2002, the results of its operations, changes in its net assets and financial highlights for each of the years or periods described above in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
February 7, 2003

ADDITIONAL INFORMATION (unaudited)

FEDERAL TAX DISTRIBUTIONS

For corporate shareholders, 100% of ordinary income dividends paid during the fiscal year ended December 31, 2002 qualified for the dividends received deduction.

TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL – South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993 Other directorships: None	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.
OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

1 Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

2 Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

3 The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

4 The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

5 The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219. Additional information about the fund’s Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Additional information about the fund's Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With over $233 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of November 30, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

560862 2/2003

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034